Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-4 No. 333-166480 of our report, dated March 30, 2010, on our audits of the consolidated financial statements of Consonus Technologies , Inc. as of December 31, 2009 and 2008 and for the years then ended.  We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ J.H. Cohn LLP

Roseland, New Jersey

June 30, 2010